UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A/A
(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

ADVANCED EMISSIONS SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	27-5472457
(State of incorporation or organization)	(I.R.S. Employer Identification no.)

640 Plaza Drive, Suite 270, Highlands Ranch, Colorado	80129
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	Not Applicable
(if applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series B Junior Participating Preferred Stock	NASDAQ Global Market

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

ADVANCED EMISSIONS SOLUTIONS, INC.
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.
On April 5, 2019, Advanced Emissions Solutions, Inc. (the “Company”) entered into the Second Amendment to Tax Asset Protection Plan (the “Second Amendment”) between the Company and Computershare Trust Company, N.A. (the “Rights Agent”) that amends the Tax Asset Protection Plan dated May 5, 2017, as amended by the First Amendment to Tax Asset Protection Plan, dated April 6, 2018 (the “TAPP”) between the Company and the Rights Agent.
The Second Amendment amends the definition of “Final Expiration Date” under the TAPP to extend the duration of the TAPP and makes associated changes in connection therewith. Pursuant to the Second Amendment, the Final Expiration Date shall be the close of business on the earlier of (i) December 31, 2020 or (ii) December 31, 2019 if stockholder approval has not been obtained prior to such date.
The rights issued pursuant to the TAPP are in all respects subject to and governed by the provisions of the TAPP, as amended. Copies of the TAPP (including the first amendment thereto) and the Second Amendment are available free of charge from the Company. A copy of the TAPP was previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 8, 2017. A copy of the First Amendment to the Tax Asset Protection Plan was previously filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on April 11, 2018. A copy of the Second Amendment has been filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on April 11, 2019. The foregoing descriptions of the TAPP, as amended, and the Second Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of such exhibits and to the Company’s Registration Statement on Form 8-A filed on May 8, 2017 (as amended on April 11, 2018), which are incorporated by reference herein.

Item 2.	Exhibits.
The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description
3.1
Certificate of Designation, Preferences, and Rights of Series B Junior Participating Preferred Stock of Advanced Emissions Solutions, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-37822) filed by Advanced Emissions Solutions, Inc. with the SEC on May 8, 2017).

4.1
Tax Asset Protection Plan dated as of May 5, 2017, by and between the Company and Computershare Trust Company N.A., as rights agent, which includes as Exhibit B the Form of Rights Certificate (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-37822) filed by Advanced Emissions Solutions, Inc. with the SEC on May 8, 2017).

4.2
First Amendment to Tax Asset Protection Plan, dated as of April 6, 2018 by and between the Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K (File No. 001-37822) filed on April 11, 2018).

4.3
Second Amendment to Tax Asset Protection Plan, dated as of April 5, 2019 by and between the Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K (File No. 001-37822) filed on April 11, 2019).

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ADVANCED EMISSIONS SOLUTIONS, INC.

Date: April 11, 2019	By:	/s/ L. Heath Sampson
L. Heath Sampson
President and Chief Executive Officer